EXHIBIT 10.20

SOFTWARE DEVELOPMENT AGREEMENT

This Development Agreement ("Agreement") is made and entered into by the undersigned parties: mPhase Technologies Inc., 150 Clove Road, a New Jersey corporation (hereinafter "COMPANY"), and Magpie Telecom Insiders, Inc, 12050 N. Pecos, Suite 210, Denver, Colorado, 80234, a Colorado corporation, (hereinafter "Contractor").

WHEREAS, COMPANY is engaged in the business of designing, manufacturing and marketing products for the telecommunications industry and desires to retain the Development services of Contractor;

WHEREAS, Contractor possesses unique skills, knowledge, and expertise, which would assist COMPANY in meeting, a unique, temporary business need and Contractor desires to provide development services that meet COMPANY's need to develop software that will be integrated into COMPANY's product or service.

NOW THEREFORE, in consideration for the promises, rights and obligations set forth below, the parties hereby agree as follows:

  Term of Development Agreement. The term of this Agreement shall begin on TODAY, and continue for a period of three (3) years, unless terminated earlier as set forth in this agreement.

  Designation of Qualified Staff, Representations and Warranties.

a. Contractor represents that it engages individuals (hereinafter referred to as "workers"), who possess the qualifications, knowledge, skill and expertise necessary to develop the product that COMPANY is seeking by this Agreement. By assigning a worker to COMPANY under this Agreement, Contractor warrants that it has verified the worker's credentials and in good faith believes the worker is suited to the development project. Contractor further warrants that it has the unrestricted legal right to render the services contemplated by this Agreement to COMPANY without violating any other contracts, service agreements, confidentiality provisions, or other restrictions by which Contractor is or may be bound.

b. By this Agreement, Contractor affirms that it has the sole discretion to hire and assign qualified workers to complete the product development contemplated by this Agreement. Any employment activities related to the hiring, disciplining, appraising, compensating or otherwise retaining such workers shall be under Contractor's exclusive control and conducted at Contractor's sole expense. Contractor is not authorized to perform any employment activities on COMPANY property except as may be necessary from time to time for Contractor to evaluate or manage Contractor's workers.

  COMPANY's Agreement to Pay Contractor. COMPANY agrees to pay Contractor in accordance with the compensation method identified on the Work Order (Exhibit A) which is part of this Agreement. Contractor shall submit invoices for deliverables completed on a timely basis which COMPANY agrees to pay within a reasonable period of time. For example, invoices payable within 30 days of receipt are acceptable to COMPANY.

  Contractor's Responsibility for Expenses. All travel and incidental expenses incurred by any worker in the performance of services under this Agreement are the sole responsibility of Contractor, unless COMPANY expressly approves and agrees in writing to a different arrangement regarding payment of expenses.

  Contractor's Responsibility to its Workers. Contractor's workers are not COMPANY employees. Contractor is solely responsible for compensating its workers and complying with applicable state and federal laws including but not limited to: administering payroll; maintaining workers compensation insurance as may be required by statute; and providing such other benefits as Contractor may be required by law to provide to its workers. Contractor acknowledges that the workers assigned to COMPANY under this Agreement are not COMPANY employees and are not eligible to participate in any COMPANY benefit plans, including welfare or pension benefits, retirement plans, global employee stock purchase plans, incentive plans or any other COMPANY benefit available to COMPANY employees.

  Contractor's Obligation to Obtain Insurance for the Benefit of COMPANY and Waiver of Subrogation. Contractor agrees to maintain insurance coverage as specifically identified on Exhibit C. Contractor shall provide evidence of such insurance by giving COMPANY a copy of Contractor's Certificates of Insurance which shall name COMPANY as an Additional Insured and/or Loss Payee and which shall give COMPANY the right to receive written notice from the insurance carrier of any change in policy coverage, endorsements or limits at least thirty (30) days before such change takes effect. By this Agreement, Contractor waives any right of subrogation in favor of Contractor against COMPANY. If the insurance coverage referenced in this paragraph is subject to renewal during the term of this Agreement, Contractor's obligation to continue the coverage referenced herein continues, and copies of the renewal certificates shall be provided to COMPANY.

  Contractor's Obligations Concerning COMPANY Confidential Information.

a. "COMPANY Confidential Information" shall mean all information disclosed by COMPANY to Contractor, or individuals performing services on behalf of contractor, (whether orally, in writing, or in other tangible form) which relates to the manufacture, use, sale or marketing of COMPANY's products or components of such products, including, but not limited to: information relating to matters which are the subject of this Agreement; any analyses, compilations, studies, summaries, extracts, 3rd party documentation or information received under NDA by Company to perform assignment and shared with Contractor or other documentation developed by Contractor as a result of work in connection with this Agreement; and all other information regarding COMPANY products, processes, equipment, machinery, apparatus, business operations, technical information, drawings, specifications, material, all information or data used by or stored on COMPANY's computer system and the like; except that "Confidential Information" shall not include information which:

(1) is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission of Contractor, or individual(s) performing services on behalf of Contractor, recognizing that the act of copyrighting in itself does not cause the copyrighted material to be in the public domain;

(2) is lawfully in Contractor's possession prior to disclosure by COMPANY as shown by written records; or

(3) is lawfully disclosed to Contractor by a third party, which did not acquire the same under an obligation of confidentiality from or through COMPANY.

Before relying on any of the foregoing exceptions and disclosing or using information disclosed under this Agreement on the basis of such exceptions, Contractor shall notify COMPANY in writing of Contractor's intent to do so, provide a written basis for the reliance on the exception to COMPANY and give COMPANY a period of 30 days to object or take other action to protect its rights in the information.

b. Contractor and the individual(s) performing services on behalf of Contractor, shall hold all COMPANY Confidential Information in confidence and shall not disclose the same, without the written consent of COMPANY, to anyone for any reason at any time other than to Contractor's employees or subcontractors as required for performance of their duties in connection with Contractor's performance for COMPANY. Contractor agrees to maintain adequate procedures to prevent loss or unauthorized disclosure of any Confidential

Information and, in the event of any such loss or unauthorized disclosure of any Confidential Information, shall notify COMPANY immediately.

c. Contractor shall not use any COMPANY Confidential Information for any purpose except that requested by COMPANY, without written consent of COMPANY.

d. Contractor acknowledges that COMPANY Confidential Information includes valuable trade secret information, and that breach by Contractor of the terms hereof would result in substantial harm and irreparable injury to COMPANY. Therefore, Contractor hereby consents to the entry of an injunction against Contractor in the event of Contractor's actual or threatened breach of obligations hereunder, and acknowledges that such relief shall be additional to such other and further relief as may be available to COMPANY at law or in equity.

e. Contractor agrees not to disclose to COMPANY any information which Contractor desires to maintain in confidence. COMPANY will not have any obligation of confidentiality with respect to any information disclosed by Contractor.

  Contractor's Obligations Concerning COMPANY Property.

a. "COMPANY Property" shall be understood to mean all tangible property provided to Contractor by COMPANY or developed by Contractor in connection with this Agreement, including, but not limited to:

(1) all samples;

(2) all COMPANY Confidential Information;

(3) all records relating to COMPANY products, operations and business;

(4) all reports, Intellectual Property as defined in this Agreement, correspondence and other communications developed by Contractor; and

(5) all copies of the foregoing, regardless of copying medium.

(6) all COMPANY Source Code.

b. Contractor agrees to return or surrender any COMPANY Property, except samples destroyed by testing, at any time upon request by COMPANY and upon termination or expiration of this Agreement, unless otherwise agreed to in writing by COMPANY. Contractor may also retain a sample of product(s) developed for COMPANY hereunder, and copies of correspondence and other communications between Contractor and COMPANY in connection with this Agreement, for purposes of Contractor's own confidential records, but may not disclose such sample without prior written authorization by COMPANY.

c. Contractor agrees to abide by all COMPANY rules and regulations while visiting COMPANY premises and agree to respect and keep in good condition all COMPANY Property to which Contractor has access. In the event an COMPANY name badge is issued to Contractor or the individual(s) performing services on behalf of Contractor, such badge shall be used solely for the intended purpose, shall not be used to allow unauthorized personnel onto COMPANY's premises, and any loss or theft of such badge shall be immediately reported by Contractor to COMPANY. Contractor shall return all such badges upon request of COMPANY, at the termination or expiration of this Agreement, or at the expiration of each work order.

  Contractor's Obligation Concerning COMPANY Source Code

a. Contractor acknowledges and agrees that the COMPANY Source Code represents valuable trade secret(s) to and is the proprietary information of COMPANY. Contractor covenants and agrees not to encumber the COMPANY Source Code in any manner, nor market, sell, assign, lease, transfer, license, or sub-license the COMPANY Source Code, or any part or parts thereof including any compiled object code.

b. Contractor shall protect the confidentiality of the COMPANY Source Code, all associated documentation, and all trade secrets and proprietary or other confidential information contained therein to at least the same degree Contractor protects Contractor's own proprietary and confidential materials. Notwithstanding the preceding sentence, the protection required by Contractor under this paragraph shall not be less than commercially reasonable standards of protection for proprietary source code that is entrusted to third-parties for limited times and purposes. Contractor shall not allow or facilitate any attempt to recreate, or generate any portion of the COMPANY Source Code by any person, nor shall Contractor aid or permit others to do so.

c. Contractor acknowledges and agrees that any disclosure of the COMPANY Source Code or other propriety and confidential information of COMPANY, or use of the COMPANY Source Code in any manner that breaches the terms and conditions of this Agreement is likely to cause COMPANY harm for which monetary damages may not be an adequate remedy, and that COMPANY shall, therefore, be entitled to equitable relief to restrain such breach, without prejudice to any other right or remedy.

d. Contractor agrees to indemnify and hold COMPANY harmless from and against any and all costs and reasonable attorneys' fees (including those fees and expenses associated with COMPANY's In-House Counsel) incurred by COMPANY in connection with any action or proceeding brought by COMPANY or any other party as a direct or indirect result of any such unauthorized disclosure, regardless of whether such unauthorized disclosure was willful or negligent.

THE COMPANY SOURCE CODE AND ASSOCIATED DOCUMENTATION ARE PROVIDED AS IS, WITHOUT ANY WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. COMPANY SHALL NOT BE LIABLE TO CONTRACTOR FOR ANY PROPERTY DAMAGE, PERSONAL INJURY, LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF PROFITS, OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

  Contractor's Obligations Concerning Intellectual Property.

a. Contractor agrees that services performed hereunder constitute work for hire and that work developed, including any invention, improvement or discovery conceived or made by Contractor, either alone or in cooperation with others, during the term of this Agreement and which relates in any way to the services provided by Contractor, is hereby owned by and shall be the exclusive property of COMPANY. Contractor shall fully disclose to COMPANY all such inventions, improvements, or discoveries, whether or not subject to patent, copyright, or other protection. If requested by COMPANY, Contractor will, at the expense of COMPANY, sign all papers (including documents confirming the assignment herein) and do all other acts necessary to assist COMPANY to obtain patents, copyrights or other property rights in such inventions in any and all countries and to assign such patents, copyrights or other property rights to COMPANY.

b. Contractor agrees not to provide COMPANY with any designs, plans, models, samples, software, integrated circuits, reports, or other writing or product which Contractor either knows or has reason to believe are covered by the valid patent, copyright, or other form of intellectual property right of a third party without the written agreement of COMPANY.

c. COMPANY agrees that low level, generic programming or subroutines that are not unique to the work performed as a result of this agreement, and which have general and nonproprietary applicability, may be reused by Contractor without restriction or limitation. Such items shall be mutually agreed in writing.

  lndemnity. Company and Contractor agree to indemnify, defend and hold harmless each other, their affiliates, customers, employees, successors and assigns from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or Material provided by the other or persons furnished by the other, except if such injuries or death to persons, or damage to property, is caused solely by the other's negligence or willful misconduct; (2) assertions under Workers' Compensation or similar acts made by persons furnished by the other; or (3) any grossly negligent or willful failure of the other to perform its obligations under this Agreement.

  Infringement. Contractor shall indemnify and save harmless Company, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all third party claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). If the Infringement Claim arises solely from Contractor's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Contractor (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Contractor's designated origin, design or selection, Company shall indemnify Contractor. Company or Contractor (at Company's request, if no Company intellectual property is involved in the infringement, Contractor may manage the claim,) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

Contractor shall not indemnify Company hereunder for any infringement arising from the use or sale of Software Material furnished by Contractor hereunder if the infringement results solely from Company's modification of the Software Material or use of the Software Material in combination with material not furnished by Contractor unless the modification or combination is the normal use of the Material or is done at the direction or authorization of Contractor. If the Software Material gives rise to a claim that it infringes an intellectual property right of a third party, or if Contractor has reasonable grounds to believe that the Software Material may give rise to a claim that it infringes an intellectual property right of a third party, then, Contractor may by license or other release from claim of infringement procure for Company's and it's customer's benefit the right to use the Software Material. If company or its customer is enjoined from using the Software Material and if a license cannot be obtained to permit use of the Software Material substantially as described, then,

a) Contractor shall, with the consent of Company, which consent shall be based upon Contractor's proposal and shall not be unreasonable withheld, in a manner that will minimize disruption to company and its customers,

(1) replace the Software Material with equally suitable software free of infringement, or

(2) modify the Software Material so it will be free of infringement and no less capable than the

Software Material originally furnished, or,

b) If Contractor is unable to accomplish the foregoing, Company may

(1) terminate this Agreement and Contractor shall return any monies paid by Company less a reasonable amount for the benefit realized by Company and its customers from use of the Software Material and restore the premises and associated equipment as nearly to their original condition as is reasonably possible, or

(2) continue its or its customer's use of the Software Material without the enjoined or unlicensed material and Contractor shall return any monies paid by Company less a reasonable amount for the benefit realized by Company and its customers from use of the Software Material

THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF CONTRACTOR WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT BY THE CONTRACTOR'S PRODUCTS, OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT

  Non Competition.

Contractor agrees that, during the Term of this Agreement and for a period of three (3) years after its expiration or Termination, Contractor shall be prohibited from using any confidential or proprietary processes, information, data, or trade secrets obtained from COMPANY for purposes of developing or improving new or existing technologies, inventions, research, or processes, which directly compete with any of COMPANY's products or services.

  Termination of this Agreement. COMPANY may terminate this Agreement for any reason by giving Contractor 30 days written notice. If COMPANY notifies Contractor that this Agreement is being terminated, Contractor shall immediately cease performing any development activities under this Agreement and shall not bill further time unless such additional activities and/or billings are pre-approved by COMPANY in writing. Upon termination Contractor shall deliver all work in process to COMPANY. COMPANY may terminate this Agreement immediately upon the filing by Contractor of a petition for relief under the Bankruptcy Code. Contractor may terminate this Agreement for any reason upon 30 days written notice. The parties may terminate this Agreement at any time by written mutual consent.

  Obligations Surviving Termination of this Agreement. All obligations to preserve COMPANY's

Confidential Information, COMPANY Property, Intellectual Property, Infringement, Source Code, Non Competition, and other warranties and representations set forth herein shall survive the termination of the Agreement.

  Governing Law and Principles of Construction. This Agreement shall be governed and construed in accordance with Colorado law and any actions brought in the Colorado Court in which COMPANY corporate headquarters is located. If any provision in this Agreement is declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, the provision will become void, leaving the remainder of this Agreement in full force and effect. This Agreement may be signed in one or more counterparts; each counterpart shall be deemed an original and all counterparts together shall constitute one and the same instrument.

  Entire Agreement. This Agreement represents the entire Agreement between the parties and the provisions of this Agreement shall supersede all prior oral and written commitments, contracts and understandings with respect to the subject matter of this Agreement. This Agreement may be amended only by mutual written agreement of the parties.

  Assignment. This Agreement shall inure to the benefit of and shall be binding upon each party's successors and assigns. Neither party shall assign any right or obligation hereunder in whole or in part, without the prior written consent of the other party, except that COMPANY may assign this Agreement as part of an internal reorganization.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the day and year first above written.

mPhase Technologies Inc.	Magpie Telecom Insiders, Inc.

By:	By:
Name:	Name:
Title:	Title:
Dated:	Dated:

WORK ORDER

This Work Order dated TODAY, is an integral part of the Development Agreement between Contractor and COMPANY dated TODAY.

Contractor is hereby authorized to perform work as set forth below in accordance with this Work Order and the Development Agreement.

  Description of software to be developed by Contractor: See Exhibit B

  Description of where services will be provided: Services will primarily be provided at Contractor facility in Denver, Colorado and on-site at COMPANY's facility in New Jersey and Lucent Technologies site in New Jersey.

  Dates Service will be provided: Services will be provided from TODAY to LAST DAY. These dates may change due to COMPANY's requirements.

  Rate of compensation and/or charges for service:
  $AMOUNT.
  Any significant changes in features or functionality outlined in Exhibit B of this document may affect the quoted price and delivery time. Once a contract is in place, any changes to the requirements/deliverables will require a signed deviation order and may require additional price negotiation.

  Payment Schedule:

Forty percent (40%) of the charge for service is due and payable upon acceptance of the proposal and signature of this Work Order. Upon delivery of each MILESTIONE xx percent (xx%) is due. The remaining twenty percent (20%) will be due when the software has passed the acceptance test by COMPANY. If CONTRACTOR terminates this agreement prior to the Acceptance Test milestone of delivering software to COMPANY for Acceptance Testing, then the forty percent (40%) service charge will be fully refunded to COMPANY within 30 days of termination of this agreement.

  Late Payments:

Accounts which are past due (days) will be subject to a monthly charge of one and one-half percent (1.5%) per month or the maximum rate permitted by the law, whichever is less..

  Delivery and Acceptance:

One set of custom executable software will be delivered for acceptance testing. This set of custom software will be installed on one system that COMPANY will specify for use during acceptance testing and final acceptance, which shall be held in accordance with the Acceptance Test Plan ("ATP"). The ATP will be delivered along with the software. The Custom Development software shall be deemed "Accepted" according to the following criteria, which ever occurs first; a) COMPANY furnishes a formally signed statement of acceptance of the finished product, or b) COMPANY deploys the product in a customer environment for 30 days or more, or c) 30 days have passed after the delivery of the final product to COMPANY, during which no problems of severity level one (1), severity level two (2) and severity level three (3) errors were reported in the delivered custom software. The start date for criteria (c) will not begin until software has been successfully installed and configured on COMPANY'S test system in New Jersey. Thirty days (30) prior to the ATP phase of this agreement, COMPANY will provide to CONTRACTOR technical engineering documentation that clearly defines severity level conditions 1 through 3 for COMPANY acceptance.

EXHIBIT A

Upon Acceptance, one copy of the final custom software source code will be shipped to COMPANY.

  Warranty:

For a period of ninety (90) days from delivery to COMPANY for acceptance, Contractor warrants that the software will perform substantially in accordance with its applicable documentation under normal usage.

  Termination of Order:

In the event COMPANY decides to terminate the contract with Contractor prior to completion of the project, COMPANY will pay Contractor for any work performed and expenses incurred prior to the date of termination.

  COMPANY Project Manager/Point of Contact:

Name: Phil Thompson
Phone Number: 973-638-2452
Email: pthompson@mphasetech.com
Name: Steve Simon
Phone Number: 973-638-2451
Email: ssimon@mphasetech.com

11. Contractor Point of Contact:

Name:
Phone Number: (303) 255-6079

IN NO EVENT SHALL THE PAYMENT FOR SERVICES AND EXPENSES UNDER THIS WORK ORDER EXCEED $AMOUNT WITHOUT THE ADVANCE WRITTEN APPROVAL OF COMPANY.

mPhase Technologies, Inc.	Magpie Telecom Insiders, Inc.

By: /s/ Martin Smiley	By:
Name:	Name:
Title: EVP, CFO & General Counsel	Title:
Dated: 9/2/2004	Dated:

EXHIBIT A

DESCRIPTION OF SERVICES TO BE PROVIDED BY CONTRACTOR

The Contractor will develop the following:

  Features:

  Other development information:

  Description of where services will be provided: Services will be provided at Contractor's facility in Westminster, Colorado. Contractor to provide on-site personnel for a minimum of PERIOD at the start of the contract to facilitate knowledge transfer and to finalize the design for the software to be developed. Additional on site time will be provided by Contractor as required to complete the knowledge transfer and design. COMPANY is responsible for integration and system test that will be done at COMPANY's ADDRESS facility.

EXHIBIT B

  Schedule of deliverables:
Deliverable	Date

Any significant changes in features or functionality outlined in Section 1 of this document may affect the quoted price and/or delivery time. Once a contract is in place, any changes to the requirements/deliverables will require a signed deviation order and may require additional price negotiation.

EXHIBIT B

CHECKLIST FOR INSURANCE REQUIREMENTS

EXHIBIT C

Type of Insurance	Development House
COMMERCIAL GENERAL		If Required
LIABILITY
COMPANY named as "Additional Insured" on House's
Certificate of Insurance and insurance policy.

Minimum Limits:
$1,000,000 Per Occurrence
$2,000,000 Annual Aggregate

ERRORS &		If Required
OMISSIONS
Minimum Limits:
$1,000,000 Per Claim or Per Wrongful Act
$2,000,000 Aggregate

WORKERS'	Statutory Obligations	If Required
COMPENSATION

EMPLOYERS
LIABILITY
If Required
Injury by Accident: $1,000,000
Disease - Policy Limit: $1,000,000
Disease - Each Employee: $1,000,000

AUTOMOBILE	If relevant to development services:	If Required

Covered Autos: Hired/Non-Owned: Minimum Limit:
$1,000,000 Per Accident

Evidence of Insurance. Evidence of the insurance coverage required to be maintained by the Consultant, represented by Certificates of Insurance issued by the insurance carrier or its legal agent, must be furnished to COMPANY within a reasonable time after this agreement has been signed not to exceed ten (10) days. New certificates of Insurance shall be provided to COMPANY prior to the current certificate(s) coverage termination date if prior to completion of the work. Failure of COMPANY to demand such evidence of full compliance with these insurance requirements or failure of COMPANY to identify a deficiency from evidence provided will not be construed as a waiver of the Consultant's obligation to maintain such insurance. The Evidence of Insurance must state that COMPANY will be notified in writing sixty (60) days prior to the cancellation of or reduction in coverage or intent not to renew coverage, and Certificate of Insurance shall specify elimination of "endeavor to" and "but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives" for the cancellation provision.

EXHIBIT C